Exhibit 5.1

December 18, 2015 Eclipse Resources Corporation 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen :

We have acted as special counsel for Eclipse Resources Corporation, a Delaware corporation (the “Company”), and certain of its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Company of up to $550,000,000 aggregate principal amount of the Company’s 8.875% Senior Notes due 2023 (the “Exchange Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $550,000,000 aggregate principal amount of the Company’s outstanding 8.875% Senior Notes due 2023 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Guarantors”) of the Exchange Notes. The Exchange Notes and the Guarantees are to be issued under an Indenture, dated as of July 6, 2015 (the “Indenture”), by and among the Company, the Guarantors, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company, and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to the questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company and the Guarantors of all documents examined by us, and the legal capacity of each individual who signed any of those documents. We have also assumed (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act, and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture, (i) such Exchange Notes will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) the Guarantees will constitute the valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

Norton Rose Fulbright US LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP and Norton Rose Fulbright South Africa Inc are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are available at nortonrosefulbright.com.

Eclipse Resources Corporation December 18, 2015 Page 2

Our opinions expressed above are subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability. The opinions expressed above are also subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are expressly limited to matters under and governed by the federal laws of the United States of America, the Delaware Limited Liability Company Act, the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, and the internal laws of the State of New York, in each case in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Regards, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP